PROSPECTUS SUPPLEMENT NO. 1 Dated June 30, 2026 (To Prospectus Dated May 14, 2026)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-295753

VIRTUIX HOLDINGS INC.

25,307,961 Shares of Class A Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated May 14, 2026, (the “Prospectus”), related to the registration of the resale of up to 25,307,961 shares of our Class A common stock, par value $0.001 per share, by our stockholders identified in the Prospectus.

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of Class A common stock are listed on the Global Market tier of the Nasdaq Stock Market LLC under the symbol “VTIX.”

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents that Virtuix has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Prospectus:

●	The Company’s Annual Report on Form 10-K for the Fiscal Year ended March 31, 2026, filed with the Commission on June 25, 2026.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Prospectus that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such prior statement. Any statement contained in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

No document or information deemed to be furnished and not filed in accordance with the rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

All other terms and conditions of the warrants remain unchanged and in full force and effect.

The date of this Sticker Supplement to Prospectus is June 30, 2026.